CERTIFIED PUBLIC ACCOUNTANTS

                                September 3, 1999

CancerOption.com, Inc.
(formerly Pantheon Technologies, Inc.)
7332 E. Butherus Drive, Suite 101
Scottsdale, AZ 85260

Dear Sirs:

This   is   to   confirm   that   the   client-auditor    relationship   between
CancerOption.com, Inc. (formerly Pantheon Technologies, Inc.) (The Company) and Clancy and Co., P.L.L.C., has ceased.

The opinions of Clancy and Co., P.L.L.C., on the balance sheet of the Company for the years ended December 31, 1998 and 1997, the statement of operations, stockholders' equity, and cash flows for the Company for the period from April 17, 1997 to December 31, 1998, did not contain any adverse opinions or disclaimers of opinion , or modifications as to uncertainty, audit scope or accounting principals. There were no disagreements between the Company and Clancy and Co., P.L.L.C., on any matter of accounting principals or practices, financial statement disclosure, or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of Clancy and Co., P.L.L.C., would have caused it to make reference to the subject matter of the disagreements in connection with its report.


                               Sincerely,


                               /s/ Clancy and Co., P.L.L.C.
                               ----------------------------
                               Clancy and Co., P.L.L.C.